Exhibit 10.34

Quark Biotech, Inc.

6501 Dumbarton Circle

Fremont, CA   64555

March 29, 2007

Gavin Samuels

Quark Biotech, Inc.

6501 Dumbarton Circle

Fremont, CA 94555

Re:          Amendment To At Will Employment Agreement

Dear Gavin:

This letter agreement will amend your At Will Employment Agreement with Quark Biotech, Inc. dated as of March 1, 2007 (the “Employment Agreement”).

The fourth sentence of Paragraph 7 of the Employment Agreement (“Stock Options”) is hereby deleted and replaced by the following:

“In the event of the consummation of the initial public offering (“IPO”) of Quark prior to the vesting of forty percent (40%) of the total number of shares that shall derive on the exercise of the option, the vesting provisions shall be accelerated so that upon the date six months following the consummation of the IPO forty percent (40%) of the total number of shares that derive from the exercise of the option shall be vested. The balance of the shares that derive from the exercise of the option shall then vest on a monthly basis until the end of the vesting period (1/48th of the option shall vest each month thereafter subject to Employee’s continued employment)”

As amended, the Employment Agreement (including without limitation the three sentences of Paragraph 7 that follow the language set forth above) shall remain in full force and effect. I understand that you also hereby consent to our substitution of a revised page in the copy of your Employment Agreement which is being filed with the SEC to reflect the amendment set forth herein.

Please indicate your agreement by countersigning this letter where indicated below.

Sincerely,

/s/ Dani Zurr
Dani Zurr
Chief Executive Officer

So agreed.

/s/ Gavin Samuels
Gavin Samuels